EXHIBIT 99.4

AMENDED FORM OF POOLING AGREEMENT

THIS AGREEMENT is made effective as of the 24 day of April, 2018

AMONG:

DEPLOY TECHNOLOGIES INC.

525 - 999 West Hastings Street, Vancouver, British Columbia

V6C 2W2

(the "Corporation");

AND:

NATIONAL ISSUER SERVICES LTD.,

760 - 777 Hornby Street, Vancouver, British Columbia

V6Z 1 S4 (the "Agent")

AND:

THE SECURITY HOLDERS SET OUT IN SCHEDULE “A”

(a "Securityholder" or "you")

(collectively, the "Parties")

This Agreement is being entered into by the Parties who are party to the Form of Pooling Agreement among the Corporation, the Agent and the Securityholder (the “Pooling Agreement”) who owned Preferred Shares in the capital of the Corporation which converted into Common Shares of the Corporation which are listed for trading on the Canadian Securities Exchange (the "Shares"). All terms used but not defined herein shall have the meaning ascribed to them in the Pooling Agreement unless otherwise expressly defined herein. The Securityholders have agreed to deposit the securities they will receive into pool pursuant to this Amended Form of Pooling Agreement (herein the “Amended Pooling Agreement”)

For good and valuable consideration, the Parties agree as follows:

1. AGENT

Appointment of Agent

(a)	The Corporation and the Securityholders hereby appoint the Agent to act as agent in respect of the pool securities under this Agreement. The Agent hereby accepts such appointment.

Deposit of Securities into Pool

(b)	You are hereby depositing the securities (securities) listed opposite your name in Appendix 1 with the Agent to be held in pool under this Agreement. You irrevocably authorize the Agent to take possession of the pooled securities and deal with them in accordance with the terms hereof. If for any reason the Agent does not have of such shares, you will immediately deliver or cause to be delivered to the Agent any share certificates or other evidence of these securities which you have or which you may now have or later receive.

(c)	If you receive any other securities (additional pooled securities):

(i)	as a dividend or other distribution on pooled securities;

(ii)	on the exercise of a right of purchase, conversion or exchange attaching to pooled securities, including securities received on conversion of warrants;

(iii)	on a subdivision, or compulsory or automatic conversion or exchange of pooled securities; or

(iv)	from a successor issuer in a business combination ("SuccessorCo"), you will deposit them in pool with the Agent. You will deliver or cause to be delivered to the Agent any share certificates or other evidence of those additional pooled securities. When this Agreement refers to pooled securities, it includes additional pooled securities.

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(d)	You will immediately deliver to the Agent any replacement share certificates or other evidence of additional pooled securities issued to you.

Direction to Agent

(e)	The Corporation and the Securityholders direct the Agent to hold the pooled securities in pool until they are released from pool under this Agreement.

2. RELEASE OF POOLED SECURITIES

Basic Term of Pool and Staged Release

(a)	All pooled shares shall be pooled for a period of 6 months from the effective date of the Amended Pooling Agreement (being October 24, 2019) (the "Term") and 100% shall be released on the completion of the Term, unless subject to a Release Event, as defined below:

For greater certainty, at any point during the Term, a holder of Pooled Securities may convert the Pooled Securities into Shares, in accordance with the Corporation’s by-laws, provided that post- conversion the Shares shall continue to be pooled in accordance with the terms of this Agreement.

Early Release from Pool

(b)	All or a portion of each participant’s pooled securities may be released early at any time during the Term in if the Board of directors of the Corporation (or a Successor Company as the case may be) approves the early release, in whole or in part, with or without conditions (and for avoidance of doubt the parties agree the Board need not justify or give reasons for any refusal to a request for early release). For avoidance doubt, all releases from pool shall be pro rata and all pool participants treated equally.

Additional Pooled Securities

(c)	If you acquire additional pooled securities, those securities will be added to the securities already in pool, to increase the number of remaining pooled securities. After that, all of the pooled securities will be released in accordance with the applicable release terms above.

Delivery of Share Certificates for Pooled Securities

(d)	The Agent will send to each Securityholder any share certificates or other evidence of that Securityholder’s pooled securities in the possession of the Agent released from pool as soon as reasonably practicable after the release.

Other Terms

(e)	All terms of the Pooling Agreement shall remain the same, unchanged and in full force and effect.

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3. GENERAL

Further Assurances

(a)	The Parties will execute and deliver any further documents and perform any further acts reasonably requested by any of the Parties to this Agreement which are necessary to carry out the intent of this Agreement.

Time

(b)	Time is of the essence of this Agreement.

Governing Laws

(c)	The laws of the Province of British Columbia will govern this Agreement and the parties attorn to such jurisdiction in the event of any dispute hereunder.

Counterparts

(d)	The Parties may execute this Amended Pooling Agreement by fax and in counterparts, each of which will be considered an original and all of which will be one agreement.

Singular and Plural

(e)	Wherever a singular expression is used in this Amended Pooling Agreement, that expression is considered as including the plural or the body corporate where required by the context.

Benefit and Binding Effect

(f)	This Amended Pooling Agreement will benefit and bind the Parties and their heirs, executors, administrators, successors and permitted assigns and all persons claiming through them as if they had been a Party to this Amended Pooling Agreement.

Entire Agreement

(g)	This is the entire agreement among the Parties concerning the subject matter set out in this Agreement and supersedes any and all prior understandings and agreements.

Successor to Agent

(h)	Any corporation with which the Agent may be amalgamated, merged or consolidated, or any corporation succeeding to the business of the Agent will be the successor of the Agent under this Amended Pooling Agreement without any further act on its part or on the part or any of the Parties.

The Parties have executed and delivered this Amended Pooling Agreement as of the date set out above.

NATIONAL ISSUER SERVICES INC.

Per:
Authorized Signatory

DEPLOY TECHNOLOGIES INC.

Per:
Authorized Signatory

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APPENDLX "I" TO POOLING AGREEMENT

Securityholder

Name :
Signature :

Address for Notice:

Securities:

Class	Number
Preferred Shares

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